Exhibit 99.1

NEWS RELEASE

US GOLD COMPLETES ACQUISITIONS OF TARGET COMPANIES!

For Immediate Release

Denver, Colorado (July 3, 2007) — US GOLD CORPORATION (AMEX: UXG — TSX: UXG) is pleased to announce that it completed the acquisition of White Knight Resources Ltd., Nevada Pacific Gold Ltd., and Tone Resources Limited. US Gold’s wholly-owned subsidiary, US Gold Canadian Acquisition Corporation, now owns 100% of the issued and outstanding common shares of each target company and has recently acquired the following remaining number of common shares of each target:

Number of Common
Shares Acquired

Nevada Pacific Gold Ltd.	11,968,165

Tone Resources Limited	2,799,926

White Knight Resources Ltd.	4,160,732

Similar to the tender offers, US Gold Canadian Acquisition Corporation issued 0.35 of an exchangeable share for each remaining White Knight common share, 0.23 of an exchangeable share for each remaining Nevada Pacific common share and 0.26 of an exchangeable share for each remaining Tone common share.  Optionholders and warrantholders of each target company will receive replacement options or warrants entitling the holder to receive US Gold common stock upon exercise in the same ratio as the exchangeable shares were exchanged for the common shares of each target company.  The aggregate number of exchangeable shares issued in these transactions by US Gold Canadian Acquisition Corporation will be approximately 4,936,915 (subject to rounding for fractional shares). It is anticipated that certificates for the exchangeable shares will be delivered upon receipt from shareholders of their target company stock certificates and properly completed transmittal letters.

About US Gold

US Gold Corporation is a United States based gold exploration company aggressively exploring Nevada’s Cortez Gold Trend! The Company has a large land position, a strong treasury and a very experienced and talented exploration team. US Gold's shares trade on the American and Toronto Stock Exchanges under the symbol UXG.

Cautionary Statements

This press release contains certain “forward-looking statements.” Such forward-looking statements are often identified by words such as “intends”, “anticipates”, “believes”, “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures. Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, under the caption “Risk Factors” and in other reports filed with the SEC. Most of these factors are outside the control of the Company. Investors are cautioned not to put undue reliance on forward-looking statements. Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

William F. Pass	Ana E. Aguirre
Vice President and Chief Financial Officer	Manager, Investor Relations
Tel: (303) 238-1438	Tel: (647) 258-0395
Fax: (303) 238-1724	Toll Free: (866) 441-0690
bill@usgold.com	Fax: (647) 258-0408
165 So. Union Blvd., Suite 565	info@usgold.com
Lakewood, CO. USA 80228	99 George Street, 3rd Floor
Toronto, ON M5A 2N4